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                                                                      EXHIBIT 99


FOR FURTHER INFORMATION CONTACT:
Lawrence E. Gloyd
Chairman of the Board and Chief Executive Officer
Rockford, Illinois
815-962-8867


FOR IMMEDIATE RELEASE
MONDAY, SEPTEMBER 13, 1999


                  CLARCOR TO ACQUIRE THREE FILTRATION COMPANIES
                   ACQUISITIONS WILL INCREASE REVENUES BY 35%


ROCKFORD, IL, SEPTEMBER 13, 1999 - CLARCOR INC. (NYSE: CLC) today announced that it has signed a definitive agreement to acquire, effective September 1, 1999, three filtration businesses from Mark IV Industries. The companies are:
PUROLATOR PRODUCTS AIR FILTRATION COMPANY, FACET INTERNATIONAL and PUROLATOR-FACET FILTER PRODUCTS.

The purchase price for the three companies is approximately $136 million. No debt was assumed. The transaction is structured primarily as an acquisition of assets and will provide CLARCOR with deductible goodwill having a net present value tax benefit to CLARCOR of more than $11 million. In the most recently completed fiscal year for the three companies, sales totaled $150 million and will increase CLARCOR's sales by approximately 35%. For the year ended November 30, 1998, CLARCOR had net sales of $427 million.

"This is a significant opportunity for CLARCOR. By acquiring three quality businesses, it will increase our total sales by approximately 35% in the first year," said Larry Gloyd, CLARCOR's Chairman and CEO. "These are good businesses with solid margins, and although we expect the acquisitions to be $0.01-$0.02 dilutive to diluted earnings per share in fiscal 2000, they should be accretive thereafter. Looking ahead, we see the potential for further improvement in sales and margins, plus attractive returns on invested capital."

Gloyd emphasized, "These acquisitions fit well with our strategy to provide our customers with their complete filter requirements, including supply, installation and service, for all types of manufacturing plants, distribution centers, retail stores, office facilities and engine applications. These companies will add new types of filtration products and systems to our product lines with recognized brand names and give us access to new markets and customers, particularly in the aviation and fluid processing industries. They will also increase our manufacturing leverage, which will enable us to reduce costs and improve margins. In conclusion, this acquisition will significantly strengthen CLARCOR and our presence in the filtration marketplace."

Purolator Products Air Filtration Company (PPAFC) is a manufacturer of a wide range of air filters used in heating, ventilation and air conditioning systems. PPAFC is based in Henderson, North Carolina, with two manufacturing sites in North Carolina, one in Iowa and one in California. PPAFC will add to CLARCOR's Industrial/Environmental air filtration manufacturing capabilities and provide opportunities for improved operating efficiencies.


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Facet International (Facet) is a manufacturer of industrial process filters and filtration systems used in aviation refueling and general industry. Facet is based in Torino, Italy, with manufacturing plants and sales offices in Italy, Spain, Wales, France, Holland, Germany and the United States. CLARCOR believes Facet offers opportunities to improve sales and margins through further market development and a focus on higher margin industrial process filters.

Purolator-Facet Filter Products is a manufacturer of specialty filtration products for aerospace, fluid processing and hydraulic systems. It is based in Greensboro, North Carolina. A high-end filter manufacturer, this company will bring new manufacturing processes to CLARCOR and an entry into certain niche filtration markets, such as sand control filters used in the oil drilling industry and sintered metal filters for aerospace applications.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. In its fiscal year ended November 30, 1998, CLARCOR had sales of $427 million with net earnings of $32 million or $1.30 per diluted share. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning CLARCOR and its acquisition of PPAFC, Facet and Purolator-Facet Filter Products are forward-looking statements that involve risk and uncertainties, including changes in product demand, price and product competition, raw material costs, distribution channels, the effectiveness of plant conversions, productivity improvement programs, our ability to manage continual growth, the cost and performance of the acquisitions, general economic conditions, both domestic and foreign, and other factors discussed in filings made with the Securities and Exchange Commission.